EXHIBIT 23(a)

KPMG, LLP

The Board of Directors
FPIC Insurance Group, Inc.

We consent to the use of our report dated March 6, 1998 relating to the consolidated balance sheets of FPIC Insurance Group, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 incorporated herein by reference in the registration statement on Form S-8 of FPIC Insurance Group, Inc.'s Director Stock Option Plan.

/s/ KPMG, LLP
Jacksonville, Florida
February 18, 1999